                                                                     EXHIBIT 5.1


                       [Letterhead of Lenz & Staehelin]



February 22nd, 2001             ref. 327.014/DIH



Logitech International S.A. ("Logitech")


Dear Sirs,

We act as Swiss counsel for Logitech, a public company incorporated under the laws of Switzerland, in connection with the proposed offer for sale by Logitech of certain American Depository Shares of Logitech (together the "ADSs" and each an "ADS"), each ADS representing one-tenth of one registered share with a par value of CHF 10 of Logitech (the "Registered Shares"), to be offered for sale pursuant to and by Logitech in a Registration Statement on Form F-4 and the related prospectus (the "Registration Statement") filed by Logitech on February 23, 2001 under the Securities Act of 1933 (as amended) (the "Act").

In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Logitech and of public officials as to factual matters as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions of the shareholders' meeting of Logitech, upon which we have relied, have been varied, amended or revoked in any respect or will have expired at the time of issue of the relevant Registered Shares, and that all of the Registered Shares which will underlie the ADSs in the proposed offering will be issued in accordance with the pertinent resolutions of the shareholders and of the board of directors of Logitech.

We are admitted to practice law only in Switzerland and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Switzerland in force as at the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1. Logitech is duly incorporated and validly existing under the laws of Switzerland.

2. After (i) the resolution by the board of directors of Logitech approving the increase of Logitech's share capital in the framework of the authorized capital and the completion of the procedural requirements connected therewith in accordance with Swiss law, (ii) the payment of the subscription price equalling at least the aggregate par value of the new Registered Shares, (iii) the completed registration of the increased share capital and number of Registered Shares by the commercial register of the Canton of Vaud, and (iv) the listing of the new Registered Shares with SWX Swiss Exchange, the Registered Shares which will underlie the ADSs in the proposed offering will be duly and validly issued and fully paid.


We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement and in the Prospectus. Our consent to such references does not constitute a consent under
Section 7 of the Act, as in consenting to such references, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the United States Securities and Exchange Commission thereunder.

This opinion is to be construed in accordance with and governed by the laws of Switzerland.

Yours faithfully


/s/ Lenz & Staehelin

Lenz & Staehelin